Exhibit 99.1

          Cognex Corporation Reports Second Quarter Results;
Machine Vision Company Announces Increases in Both Revenue and Profits


    NATICK, Mass.--(BUSINESS WIRE)--July 23, 2003--

                        Overview of the Quarter

    Cognex Corporation (NASDAQ: CGNX) today announced revenue for the second quarter ended June 29, 2003 of $36,622,000, and net income of $3,306,000, or $0.08 per diluted share. These results compare favorably with both the comparable quarter in 2002 and with the prior quarter in 2003, as shown in the table below:


                                           Net Income/ Earnings/(Loss)
          Time Period            Revenue      (Loss)     per Diluted
                                                            Share
----------------------------------------------------------------------
Current quarter: Q2-03         $36,622,000  $3,306,000          $0.08
----------------------------------------------------------------------
Prior year's quarter: Q2-02    $26,671,000 ($4,712,000)        ($0.11)
----------------------------------------------------------------------
Increase from Q2-02 to Q2-03            37%    -------        -------
----------------------------------------------------------------------
Prior quarter: Q1-03           $32,888,000  $1,793,000          $0.04
----------------------------------------------------------------------
Increase from Q1-03 to Q2-03            11%         84%           100%
----------------------------------------------------------------------


    Revenue for the six months ended June 29, 2003 was $69,510,000, a 43% increase over the $48,451,000 reported for the same six-month period a year ago. And, Cognex reported net income of $5,099,000, or $0.12 per diluted share, for the first half of 2003 compared to a net loss of $7,232,000, or $0.16 per diluted share, for the comparable period in 2002.
    "I am happy to report that in the second quarter, both revenue and profits increased year-on-year and sequentially. I am also pleased to say that the order rate has trended upward for the past two quarters; bookings increased on a sequential basis by 13% in Q1 and by 10% in Q2," said Dr. Robert J. Shillman, Cognex's Chief Executive Officer and Chairman. "This positive bookings trend, along with the fact that we have exceeded our internal targets for revenue and operating profits in each of the first two quarters of 2003, leads us to be somewhat more optimistic about the future than we were at the start of the year. And, irrespective of the rate at which our business recovers, we will continue to use our strong balance sheet to develop new products for new markets and to aggressively pursue strategic acquisitions."

                        Details of the Quarter

    Statement of Operations Highlights - Second Quarter of 2003

    -- Revenue for the second quarter of 2003 increased 37% over the comparable quarter in 2002 and 11% on a sequential basis. The year-on-year increase is primarily due to higher sales to Original Equipment Manufacturer (OEM) customers in Japan as well as end-user customers based outside of the United States and across a variety of industries. The sequential increase is primarily due to higher sales of Cognex's modular vision systems to end-user customers in a variety of industries and geographic regions as well as record revenue of SmartView(R), the company's surface inspection product.

    -- Gross margin was 67% in the second quarter of 2003 compared to 65% in the comparable quarter in 2002 and 64% in the prior quarter. Cost of revenue for the first and second quarters of 2003 as well as the second quarter of 2002 includes a benefit of $309,000, $569,000 and $1,000,000, respectively, from the sale of inventory that was reserved for in the fourth quarter of 2001. Excluding this benefit, gross margin would have been 66% in the second quarter of 2003, 62% in the second quarter in 2002, and 63% in the prior quarter. This variation in gross margin, both year-on-year and sequentially, is primarily due to changes in sales volume and revenue mix.

    -- Research, Development & Engineering (R, D & E) spending in the second quarter of 2003 decreased 4% from the comparable quarter in 2002. This decrease is primarily due to cost-cutting measures implemented by the company, including the workforce reduction announced by Cognex on August 1, 2002. On a sequential basis, R, D & E spending increased 5% over the prior quarter, primarily due to higher employee related expenses.

    -- Selling, General & Administrative (S, G & A) spending in the second quarter of 2003 decreased 5% from the comparable quarter in 2002 primarily due to the company's cost-cutting measures. On a sequential basis, S, G & A increased 5% over the prior quarter primarily due to higher travel and marketing expenses, as well as the impact of foreign exchange rates on the company's international operations.

    -- Investment and other income was $1,615,000 in the second quarter of 2003 compared to a loss of $3,963,000 in the comparable quarter of 2002. This change is primarily due to investment losses of $6,184,000 in the second quarter of 2002. Excluding these losses, investment and other income decreased year-on-year primarily due to lower yields on investments as well as a lower average invested balance (over the past year, the company used approximately $34 million in cash to repurchase Cognex stock on the open market and to acquire the wafer identification business of Siemens Dematic AG). On a sequential basis, investment and other income increased 25% primarily due to higher investment gains during the quarter.

    Balance Sheet Highlights - June 29, 2003

    -- Cognex's financial position remains very strong at June 29, 2003, with over $280,000,000 in cash and investments and no debt. Cash and investments increased nearly $4,400,000 from the end of 2002 primarily as a result of the company generating positive cash flow from operations during the first half of 2003. The company paid out approximately $7,600,000 of cash in the second quarter to acquire Siemens Dematic AG's wafer identification business.

    -- Days sales outstanding (DSO) for the second quarter of 2003 was 62 days, compared to 58 days in the prior quarter. DSO remains within the company's targeted range.

    -- Inventories at June 29, 2003 decreased 12% from the end of 2002 as Cognex continued to work down excess inventory.

    Business Trends and Financial Outlook

    -- In the second quarter of 2003, bookings increased on a sequential basis and the company's book-to-bill ratio was above 1.0. This increase was primarily due to higher orders from OEM customers in Japan and end-user customers outside of the United States. As a result, Cognex expects revenue for the third quarter of 2003 to increase on a sequential basis to between $37 million and $40 million. At that revenue level, gross margin is expected to be in the mid-60% range. Operating expenses (R, D & E and S, G & A) for the third quarter are expected to remain essentially flat on a sequential basis. The effective tax rate for the third quarter of 2003 is expected to be 31%. And, as a result of the above, earnings for the third quarter are expected to be between $0.08 and $0.11 per diluted share, excluding any benefit from the sale of previously reserved inventory.

    Analyst Conference Call and Simultaneous Webcast

    Cognex Corporation will host a conference call to discuss its results for the second quarter of 2003, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number to listen to the live conference call is 800-344-6783 (or 312-461-9314 if outside the United States) and the pass code is 684607. Internet users can listen to a real-time audio broadcast of the conference call on Cognex's website at http://www.cognex.com/investor/default.asp.
    An audio replay of the conference call will begin at 9:00 p.m. eastern time today and will be available until midnight on July 26, 2003. To listen to the conference call replay, the telephone number is 888-203-1112 (or 719-457-0820 if outside the United States) and the pass code is 684607. In addition, an archive of the webcast will be available on the company's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufacturers, and markets machine vision systems, or computers that can "see". Cognex is the world's leader in the machine vision industry, having shipped to date more than 175,000 machine vision systems, representing over $1.4 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems which are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems which are used for inspecting the surfaces of products that are manufactured in a continuous fashion, such as metals, paper, nonwovens and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices located throughout North America, Japan, Europe, and Southeast Asia. Visit Cognex on-line at http://www.cognex.com/.

    Forward-Looking Statement

    Certain statements made in this press release and its attachments, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by our use of the words "expects," "believes," "projects," "anticipates," "will" and similar words and other statements of a similar sense. These statements, which include statements regarding business trends and the company's financial outlook, are based on the company's current expectations and estimates as to prospective events and circumstances, which may or may not be in the company's control and as to which there can be no firm assurances given. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the effect of the general economic slowdown, including the worldwide slowdown in capital spending, and the uncertainty of the timing and rate of recovery; (2) the cyclicality of the semiconductor and electronics industry; (3) the company's continued ability to achieve significant international revenue; (4) the loss of, or significant curtailment of purchases by, any one or more principal customers; (5) the inability to achieve expected results from acquisitions; (6) the inability to design and manufacture new products or products which respond to competitive technology; and (7) the other risks detailed in the company's reports filed periodically with the Securities and Exchange Commission, including the company's Form 10-K for the fiscal year ended December 31, 2002. The company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


                          COGNEX CORPORATION
                       Statements of Operations
                       (In thousands, except per
                            share amounts)


                              Three Months Ended     Six Months Ended
                                 (unaudited)            (unaudited)
                          June 29, March 30,June 30, June 29, June 30,
                             2003     2003     2002     2003     2002
                          -------------------------- -----------------


Revenue                   $36,622  $32,888  $26,671  $69,510  $48,451

Cost of revenue            11,999   11,716    9,228   23,715   17,793
                          -------- -------- -------- -------- --------

Gross margin               24,623   21,172   17,443   45,795   30,658
     Percentage of revenue     67%      64%      65%      66%      63%

Research, development, and
 engineering expenses       6,263    5,983    6,498   12,246   12,850
     Percentage of revenue     17%      18%      24%      18%      27%

Selling, general, and
 administrative expenses   13,949   13,244   14,704   27,193   27,422
     Percentage of revenue     38%      40%      55%      39%      57%
                          -------- -------- -------- -------- --------

Operating income (loss)     4,411    1,945   (3,759)   6,356   (9,614)
     Percentage of revenue     12%       6%    (14%)       9%    (20%)

Foreign currency gain
 (loss)                    (1,164)    (627)     471   (1,791)     164

Investment and other
 income (loss)              1,615    1,294   (3,963)   2,909   (1,402)
                          -------- -------- -------- -------- --------

Income (loss) before taxes  4,862    2,612   (7,251)   7,474  (10,852)

Income tax provision
 (benefit)                  1,556      819   (2,539)   2,375   (3,620)
                          -------- -------- -------- -------- --------

Net income (loss)          $3,306   $1,793  $(4,712)  $5,099  $(7,232)
     Percentage of revenue      9%       5%    (18%)       7%    (15%)
                          ======== ======== ======== ======== ========

Net income (loss) per
 diluted common and
 common  equivalent share   $0.08    $0.04   $(0.11)   $0.12   $(0.16)
                          ======== ======== ======== ======== ========

Diluted weighted-average
 common and common
 equivalent shares
 outstanding               43,678   43,557   44,172   43,640   44,072
                          ======== ======== ======== ======== ========





                          COGNEX CORPORATION
                            Balance Sheets
                            (In thousands)



                                                    June 29,  Dec. 31,
                                                      2003      2002
                                                   -------------------
                                                  (unaudited)
Assets

Cash and investments                               $280,351  $275,985

Accounts receivable                                  25,846    18,981

Inventories                                          16,598    18,952

Property, plant, and equipment                       25,862    27,405

Other assets                                         52,758    44,180
                                                   --------- ---------

Total assets                                       $401,415  $385,503
                                                   ========= =========


Liabilities and Stockholders' Equity

Current liabilities                                 $39,232   $30,983

Stockholders' equity                                362,183   354,520
                                                   --------- ---------

Total liabilities and stockholders' equity         $401,415  $385,503
                                                   ========= =========




                          COGNEX CORPORATION
                    Additional Information Schedule
                        (Dollars in thousands)



                              Three Months Ended     Six Months Ended
                                 (unaudited)           (unaudited)
                          June 29, March 30,June 30, June 29, June 30,
                            2003     2003     2002     2003     2002
                          --------------------------------------------


Revenue                   $36,622  $32,888  $26,671  $69,510  $48,451
                          ======== ======== ======== ======== ========

Revenue by division:
  Modular Vision Systems
   Division                    80%      81%      76%      80%      77%
  Surface Inspection
   Systems Division            20%      19%      24%      20%      23%
                          -------- -------- -------- -------- --------
  Total                       100%     100%     100%     100%     100%
                          ======== ======== ======== ======== ========

Revenue by customer type:
  End user                     65%      62%      68%      64%      71%
  Original equipment
   manufacturer                35%      38%      32%      36%      29%
                          -------- -------- -------- -------- --------
  Total                       100%     100%     100%     100%     100%
                          ======== ======== ======== ======== ========

Revenue by geography:
  Japan                        35%      34%      26%      35%      24%
  United States                32%      31%      46%      31%      45%
  Europe                       25%      24%      24%      24%      27%
  Other                         8%      11%       4%      10%       4%
                          -------- -------- -------- -------- --------
  Total                       100%     100%     100%     100%     100%
                          ======== ======== ======== ======== ========

Revenue by industry:
  Semiconductor                22%      23%      24%      22%      21%
  Electronics                  23%      24%      18%      24%      18%
  Surface inspection           20%      19%      24%      20%      23%
  Automotive                   12%      12%      11%      12%      11%
  Packaging                     2%       3%       4%       2%       3%
  Consumer products             2%       2%       5%       2%       5%
  Other                        19%      17%      14%      18%      19%
                          -------- -------- -------- -------- --------
  Total                       100%     100%     100%     100%     100%
                          ======== ======== ======== ======== ========

Revenue by product:
  Vision sensors               27%      24%      24%      26%      24%
  Surface inspection
   vision systems              20%      19%      24%      20%      23%
  Other vision systems         39%      43%      36%      40%      35%
  Service                      14%      14%      16%      14%      18%
                          -------- -------- -------- -------- --------
  Total                       100%     100%     100%     100%     100%
                          ======== ======== ======== ======== ========

Number of new customer
 accounts:
  End user                    219      210      258      429      497
  Original equipment
   manufacturer                23       36       29       59       58
                          -------- -------- -------- -------- --------
  Total                       242      246      287      488      555
                          ======== ======== ======== ======== ========



    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353